For Release:   Immediately

Contact:       Craig A. Streem
               Vice President - Investor Relations
               (847)564-6053

               Celeste M. Murphy
               Director - Investor Relations
               (847)564-7568



Household International Announces Settlement of Litigation
with Eljer Industries, Inc.
   ----------------------------------------------------------

Prospect Heights, IL, June 3, 1996 -- Household International (NYSE: HI) announced today the full settlement of all litigation and various other contractual disputes between the company and Eljer Industries, Inc., a former subsidiary which is a holding company for various manufacturing operations. The issues between the companies grew out of a number of 1989 contractual agreements between Eljer and Household and are unrelated to Household's current businesses.

Due to the complexity of the claims involved, and facing a lengthy trial and appeal process, the parties decided to settle their issues and avoid the significant expenses and uncertainties attendant to continued litigation. Under this settlement Household has agreed to make a one-time payment to Eljer which will result in an after-tax charge of approximately $17 million, in full settlement of all claims asserted by Eljer against Household and by Household against Eljer. Household indicated that this settlement will not have an impact on the company's ability to achieve its 1996 earnings targets.

Household International, through its subsidiaries, is a major provider of consumer financial services in the United States, Canada and the United Kingdom. Its primary businesses include HFC, the nation's oldest consumer finance company, and Household Bank, one of the largest issuers of private label and general purpose credit cards in the United States, including the GM Card.

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